Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 12, 2008 (except for Note 16, as to which the date is [  •  ], 2008), in the Registration Statement on Form S-l and related Prospectus of Grand Canyon Education, Inc. for the registration of [  •  ] shares of its common stock.

Ernst & Young LLP
Phoenix, Arizona

The foregoing consent is in the form that will be signed upon the determination of the pro forma financial information described in Note 16 to the financial statements.

/s/ Ernst & Young LLP

Phoenix, Arizona
May 12, 2008